WINNER MEDICAL REPORTS SECOND QUARTER FISCAL 2009 RESULTS

SHENZHEN, China, May 13, 2009 -- Winner Medical Group Inc. (OTC Bulletin Board: WMDG) (“Winner Medical”, or the “Company”), today reported unaudited financial results for the second quarter ended March 31, 2009. The Company’s results are detailed in its form 10-Q, filed today with the United States Securities and Exchange Commission.

Second Quarter 2009 Highlights
•	Total net sales revenue increased by 15.31% over the second quarter of fiscal 2008 to $20.63 million
•	Gross profit increased by 46.81% over the second quarter of fiscal 2008 to $5.80 million
•	Operating income increased by 356.30% over the second quarter of fiscal 2008 to $2.10 million
•	Net income increased by 188.42% over the second quarter of fiscal 2008 to $1.64 million
•	Net income per share for the second quarter of 2009 was $0.04 per basic and diluted share, compared to $0.01 per basic and diluted share for the second quarter of fiscal 2008

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “We are pleased to announce a strong quarter of increases in sales and net profit. The sales growth was driven by increased orders of our products, particularly from customers in the US. We also improved gross margin and net margin in the second quarter through implementing cost control measures and equipment technical improvements that optimize production efficiency.”

Mr. Li continued, “However, looking into the future, the current economic crisis has created great uncertainties on the future market demand and the price level of our products. Thus, considering the related risks, we think the second half of fiscal year 2009 will be tough, and we decide to lower our fiscal year 2009 guidance to an estimate of 15% to 18% increase in net sales from last fiscal year.”

Second Quarter 2009 Unaudited Financial Results

Revenue: Winner Medical reported net sales revenue of $20.63 million, a 15.31% increase over the second quarter of fiscal 2008. Healthy revenue growth was mainly due to strong demand, particularly in North and South America; revenue from North and South America was approximately $4.03 million for the second quarter of fiscal 2009, an increase of 158.37% compared to the same period in 2008. The North and South American market accounted for 19.53% of total revenue for the quarter ended March 31, 2009.

Gross Profit: For the second quarter of fiscal 2009, gross profit was $5.80 million, an increase of 46.81% over $3.95 million in the same period of fiscal 2008. Gross margin was 28.13%, versus 22.09% achieved in the second quarter of fiscal 2008. The increase in gross margin was mainly due to the unit product cost decrease as a result of better economies of scale; the improvement of the Company’s cost control, equipment technical improvement and lean production management that increased production efficiency and reduced production waste; and the decrease of material purchasing price as the Company combined individual purchases by each subsidiary into larger scale orders to create more bargaining power.

Operating Expenses: Selling, general and administrative expenses increased by 15.68% to $3.87 million in the second quarter of fiscal 2009, from $3.34 million in the first quarter of fiscal 2008. During this quarter, the increase in operating expenses was mainly due to the increased provision for decline in value of inventory, increase in reserve for fixed assets impairment and bad debts, increase in salary and welfare for the management and administrative staff, increase in research and development expenses, and increase in related administrative expenses such as depreciation and amortization for Winner Medical (Huanggang) Co., Ltd.

Operating Income: During the period, operating income was $2.10 million, an increase of 356.30% compared with $0.46 million of the same quarter of 2008. The increase was mainly attributed to decreased export transportation fees, economies of scale related to higher sales revenue, and improved production management to reduce manufacture cost.

Income Taxes: The income tax provision for the second quarter of fiscal 2009 was $460,000, up from -$223,000 for the same period in fiscal 2008.  The increase in tax provision was mainly due to a change in tax rate for the Company’s subsidiaries in China as a result of the Chinese income tax reform that came into effect on January 1, 2008, and the write off for over-provision of income taxes in the second fiscal quarter of 2008.

Net income: Net income increased by 188.42% to $1.64 million, or $0.04 per basic and diluted share, compared to net income of $0.57 million, or $0.01 per basic and diluted share, for the second quarter of last fiscal year. This increase can be attributed to higher gross margin during the three months ended March 31, 2009 as compared with the same period last year, the decrease in transportation expenses, and improved production management to reduce manufacture cost.

Six Months Ended March 31, 2009 Unaudited Financial Results

Revenue: Winner Medical reported net sales revenue of $46.36 million, a 24.57% increase over the six months ended March 31, 2009. Healthy revenue growth was mainly due to strong demand, particularly in North and South America; revenue from North and South America was approximately $8.99 million for the six months ended March 31, 2009, an increase of 126.56% compared to the same period in 2008. The North and South American market accounted for 19.39% of total revenue for the six months ended March 31, 2009.

Gross Profit: For the six months ended March 31, 2009, gross profit was $12.41 million, an increase of 41.76% over $8.75 million in the same period of fiscal 2008. Gross margin was 26.76%, versus 23.52% achieved in the six months ended March 31, 2009. The increase in gross margin was mainly due to the unit product cost decrease as a result of better economies of scale, and the improvement of the Company’s cost control, equipment technical improvement and lean production management that increased production efficiency and reduced production waste; and the decrease of material purchasing price as the Company combined individual purchases by each subsidiary into larger scale orders to create more bargaining power.

Operating Expenses: Selling, general and administrative expenses increased by 20.19% to $8.32 million during the six months ended March 31, 2009, from $6.93 million during the six months ended March 31, 2008. The increase in operating expenses was mainly due to the increased provision for decline in value of inventory, increase in research and development expenses, increase in salary and welfare for the management and administrative staff, and increase in related administrative expenses such as depreciation and amortization for Winner Medical (Huanggang) Co., Ltd.

Operating Income: During the period, operating income was $3.84 million, an increase of 122.58% compared with $1.73 million of the same period of 2008. The increase was mainly attributed to decreased export transportation fees, economies of scale related to higher sales revenue, and improved production management to reduce manufacture cost.

Income Taxes: The income tax provision for the six months ended March 31, 2009 was $720,000, up from -$159,000 for the same period in fiscal 2008.  The increase in tax provision was mainly due to a change in tax rate for the Company’s subsidiaries in China as a result of the Chinese Income Tax reform that came into effect on January 1, 2008, and the write off for over-provision of income taxes in the second fiscal quarter of 2008.

Net income: Net income increased by 80.08% to $3.12 million, or $0.07 per basic and diluted share, compared to net income of $1.73 million, or $0.04 per basic and diluted share, for the same period of last fiscal year. This increase can be attributed to higher gross margin during the six months ended March 31, 2009 as compared with the same period last year, the decrease in transportation expenses, and improved production management to reduce manufacture cost.

Balance Sheet
Cash and cash equivalents as of March 31, 2009 was approximately $8.12 million, compared with $6.46 million as of September 30, 2008.  The Company’s working capital as of March 31, 2009 was $17.40 million compared with $12.37 million as of September 30, 2008.  Net operating cash flow during the six months ended December 31, 2008 was $6.24 million, an increase of $4.42 million compared with the same period in fiscal 2008.

Second Quarter 2009 Operational Highlights
Medical care, Wound care and Home care products in Export Markets

North and South America - Revenue from customers in North and South America was approximately $4.03 million for the three months ended March 31, 2009, an increase of 158.37% compared to the same period last year. North and South America accounted for 19.53% of total revenue for the three months ended March 31, 2009. The Company has been gradually shifting resources and services to focus on the larger-sized customer segment and successfully attained a higher order volume from existing customers, especially in the United States. As a result, it expects revenue from these larger customers to increase in the future.

Europe - Revenue from European customers was approximately $8.45 million for the second quarter of fiscal 2009, an increase of 4.54% compared to the same period last year.  Europe accounted for 40.97% of total revenue for the second quarter of fiscal 2009. The Company has adopted the same strategy in Europe as it has in North and South America: gradually shifting resources and services to focus on the larger-sized customer segment. As a result, it expects revenue from these larger customers to increase in the future.

Medical care, Wound care and Home care products in China

Winner Medical has gradually refined its domestic sales strategies by reducing raw material sales in China and expanding sales of finished products in the domestic market.  As a result, sales revenue from China was $3.88 million for the three months ended March 31, 2009, against $2.72 million in the same period last year, an increase of 42.60%.

PurCotton:
In the second quarter of fiscal 2009, PurCotton sales of the Company grew steadily.   The Company has $1,108,000 in raw material sales in the second quarter of fiscal 2009, an increase of 31.43% compared with last quarter. The PurCotton sales were mainly to customers in China, Japan, and the U.S. At the same time, the Company is in the stage of processing trial orders of PurCotton finished medical products, such as operation room towels and sponges, with customers in North America and Europe.

Winner Medical believes that demand for PurCotton will grow steadily.  While it will be necessary to build education levels and cultivate interest in the short term, Winner Medical is confident in its mid- to long-term growth potential and steady progress has been made to expand the sales revenue.

2009 Guidance
Considering the uncertainties and risks on future market demand and price level due to the economic crisis, the Company lowers its estimate that revenue in fiscal year 2009 will range from $98.33 million to $100.90 million, an increase of 15% to 18% compared to fiscal year of 2008.

Conference Call
Winner Medical senior management will host a conference call at 5am (Pacific)/ 8am (Eastern)/ 8pm (Shenzhen/ Hong Kong) on Thursday, May 14, 2009 to discuss its 2008/09 second quarter results and recent business developments.  The conference call can be accessed by calling 866-713-8562 (US), 10-800-130-0399 (South China), 10-800-152-1490 (North China), ###-##-#### (HK), or +1-617-597-5310 (International); Passcode: 11608372.  A telephone replay will be available shortly after the conclusion of the call and will be accessible through May 21, 2009 by calling 888-286-8010 (US) or +1-617-801-6888 (International); Passcode: 62843801.

About Winner Medical

Winner Medical is a leading manufacturer in the medical dressing industry (medical and wound care products) in China. Headquartered in Shenzhen, the Company has eight wholly owned manufacturing and distribution facilities, four joint-venture factories and over 5,000 employees.  The Company engages in the manufacture, sale, research, and development of medical care products, wound care products, home care products and PurCotton products, a nonwoven fabric made from 100% natural cotton.  The products are sold worldwide, with Europe, the U.S. and Japan serving as the top three markets. The Company currently holds 50 patents and patent applications in various products and manufacturing processes and is one of the few Chinese companies licensed with the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical's web site http://www.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Investor Relations Contacts:
Peng Zhai
Assistant Manager, Investor Relations
Winner Medical Group Inc.
Tel:     +86-755-2806-6858
Email: peng.zhai@winnermedical.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31		Six months ended March 31
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	US$	US$	US$	US$

Net sales	20,627,146	17,888,303	46,357,420	37,213,902

Cost of sales	(14,825,262)	(13,936,502)	(33,952,140)	(28,462,520)
Gross profit	5,801,884	3,951,801	12,405,280	8,751,382

Other operating income, net	406,285	72,472	891,249	437,555
Exchange difference, net	(244,685)	(223,352)	(1,129,697)	(536,884)
Selling, general and administrative expenses	(3,864,748)	(3,341,351)	(8,323,274)	(6,925,171)

Income from operations	2,098,736	459,570	3,843,558	1,726,882
Interest income	11,303	8,259	23,819	18,737
Interest expense	(118,647)	(138,206)	(327,056)	(238,865)
Equity in earnings of 50 percent or less owned persons	133,262	(564)	223,138	23,965
Income before income taxes and minority interests	2,124,654	329,059	3,763,459	1,530,719

Income taxes	(459,537)	223,441	(719,665)	158,584
Income before minority interests	1,665,117	552,500	3,043,794	1,689,303

Minority interests	(20,828)	17,728	75,379	43,001
Net income	1,644,289	570,228	3,119,173	1,732,304

Other comprehensive income
Foreign currency translation difference	42,540	2,667,997	(125,142)	4,339,872

Comprehensive income	1,686,829	3,238,225	2,994,031	6,072,176

Net income per share
- basic	0.04	0.01	0.07	0.04
- diluted	0.04	0.01	0.07	0.04

Weighted average common stock outstanding
- basic	44,727,171	44,727,171	44,727,171	44,727,171
- diluted	44,962,369	44,864,313	44,989,693	44,864,313

Winner Medical Group Inc.
Consolidated Balance Sheets

	March 31	September 30
	2009	2008
	(Unaudited)	(Unaudited)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	8,115,362	6,462,505
Restricted bank deposits	88,616	126,749
Accounts receivable, less allowances for doubtful accounts of US$75,641 and US$100,964 at March 31, 2009 and September 30, 2008, respectively	10,398,347	13,516,688
Amounts due from affiliated companies	165,684	349,359
Inventories	14,880,550	15,839,587
Prepaid expenses and other current assets	4,193,485	4,734,503
Income taxes recoverable	38,915	99,126
Deferred tax assets	237,040	207,798
Total current assets	38,117,999	41,336,315
Property, plant and equipment, net	56,506,544	57,937,881
Held-for-sale asset	-	607,423
Investment in equity investees	1,600,233	1,518,848
Intangible assets, net	117,025	126,141
Non-current restricted bank deposits	158,189	-
Prepaid expenses and other receivable	65,829	233,203
Deferred tax assets	227,340	158,280
Total assets	96,793,159	101,918,091
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	10,537,018	15,033,073
Accounts payable	4,232,792	8,271,926
Accrued payroll and employee benefits	1,786,622	1,891,410
Customer deposits	694,781	458,303
Other accrued liabilities	2,158,541	2,518,326
Amounts due to affiliated companies	6,047	136,481
Income taxes payable	1,303,710	656,550
Total current liabilities	20,719,511	28,966,069
Deferred tax liabilities	41,857	41,965
Total liabilities	20,761,368	29,008,034

Commitments and contingencies

Minority interests	72,927	148,306

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000, issued and outstanding March 31, 2009 – 44,727,171 shares; September 30, 2008 – 44,727,171 shares	44,727	44,727
Additional paid-in capital	31,046,409	30,843,327
Retained earnings	30,803,057	28,791,259
Statutory reserves	3,412,809	2,305,434
Accumulated other comprehensive income	10,651,862	10,777,004
Total stockholders’ equity	75,958,864	72,761,751
Total liabilities and stockholders’ equity	96,793,159	101,918,091